UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2014

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code: (913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2014, the Board of Directors (the “Board”) of Aratana Therapeutics, Inc. (the “Company”) elected David Brinkley as a Class III director of the Company. Mr. Brinkley has been appointed to serve on the Compensation Committee of the Board (the “Compensation Committee”).

Mr. Brinkley will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $30,000, an additional annual retainer of $5,000 for his service on the Compensation Committee and an initial award of options to purchase 13,237 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price per share equal to $18.97, the fair market value of a share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to Mr. Brinkley’s continued service on the Board through each such vesting date. Mr. Brinkley has also entered into the Company’s standard indemnification agreement for directors and officers.

Item 8.01. Other Events.

On March 27, 2014, the Company announced that its annual meeting of stockholders (the “2014 Annual Meeting”) will be held on June 19, 2014 at 9:00 am Eastern time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116. Holders of record at the close of business on April 23, 2014 will be entitled to vote at the meeting.

Any stockholder seeking to bring business before the 2014 Annual Meeting or to nominate a director must provide timely notice, as set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”). Specifically, written notice of any proposed business or nomination must be delivered to, or mailed and received at, the Company’s principal executive offices no later than the close of business on April 6, 2014 (which is the tenth day following the first public announcement of the date of the 2014 Annual Meeting). Any notice of proposed business or nomination must comply with the specific requirements set forth in the Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: March 27, 2014	By:	/s/ Steven St. Peter

Steven St. Peter, M.D.
President and Chief Executive Officer